INFANTE & COMPANY
I&C

        Certified Public Accountants - Business Consultants

Members of	Harrison Executive Centre - Suite 308
American Institute of CPAs	1930 Harrison Street
• Center for Public Company Audit Firms	Hollywood, Florida 33020
• Tax Division	Telephone [954] 922-8866
• Personal Financial Planning Section	Fax [954] 922-8884
Florida Institute of CPAs	www.infantecocpa.com
National Associated Certified Public Accounting Firms	iccpas@aol.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 29, 2006 relating to the December 31, 2005 financial statements of Rockelle Corp. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Infante & Company
Hollywood, Florida
January 29, 2007